Exhibit 10.6

SOUTHERN STATES BANK

AMENDMENT TO EMPLOYMENT AGREEMENT

For STEPHEN W. WHATLEY

This Amendment to Employment Agreement (“Amendment”) is hereby dated this 21st day of September, 2016 (the “Effective Date”) by and between Southern States Bank, an Alabama banking corporation (the “Employer”), and Stephen W. Whatley (the “Executive”).

WHEREAS, the Employer and Executive has entered into an Employment Agreement (the “Agreement”) effective March 24, 2010;

WHEREAS, the Employer and Executive desire to amend the Agreement as provided in this Amendment;

NOW THEREFORE, in consideration of the promises, covenants and agreements contained herein, the Employer and Executive agree as follows:

1. Section 6(a)(iii) is hereby deleted and replaced in its entirety by the following:

(iii) Termination without Cause. Subject to Section 6(c) below, if the Employer terminates Executive’s employment without Cause, Executive shall be entitled to receive as severance, less applicable taxes and other deductions, a sum equal to one (1) times the aggregate cash compensation provided in Sections 5(a) and 5(b) (for the most recently completed calendar year) and the annualized amounts being paid for the Executive’s benefits participation level under Section 5(f) at the time of termination (the “Severance Payment”). For purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination. Subject to Section 6(c) below, the Severance Payment shall be payable in lump sum in accordance with this Section 6(a)(iii).

Subject to Section 6(c) below, in the event of termination without Cause, (A) all rights of Executive pursuant to awards of share grants or options granted by the Employer shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, (B) the Executive shall be deemed to be credited with service with the Employer for such remaining Term for the purposes of the Employer’s benefit plans, (C) the Executive shall be deemed to have retired from the Employer and shall be entitled as of the termination date, or at such later time as he may elect (or may have previously elected) to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, and (D) if any provision of this Section 6(a)(iv) cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Employer because the Executive has ceased to be an actual employee of the Employer, because the Executive has insufficient or reduced credited service based upon his actual employment by the Employer, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Employer itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate. Notwithstanding the foregoing, the Employer shall be under no obligation to provide life insurance coverage or long-term disability income benefit coverage beyond the period otherwise available to employees after termination of employment under the terms and conditions of such plans or programs.

2. Section 7(a) is hereby deleted and replaced in its entirety by the following:

(a) Amount. The benefit payable to Executive under this Section 7 shall be an amount equal to one (1) times the Executive’s highest Annual Compensation with the Employer during the preceding three-year period, including the year of the change in control, which amount shall be paid in twelve (12) equal monthly payments beginning on the first day of the month following the Executive’s Termination of Employment. For purposes of this Agreement, “Annual Compensation” shall mean the Executive’s annual base salary and cash bonus payments (measured on the Company’s 12-month fiscal year period), excluding reimbursements and amounts attributable to stock options and other non-cash compensation.

IN WITNESS WHEREOF, the Executive and a duly authorized Employer officer have signed this Agreement to be effective as of the Effective Date.

EXECUTIVE	SOUTHERN STATES BANK

/s/ Stephen W. Whatley	/s/ Jay Pumroy

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